Exhibit 23.3

CONSENT OF RISC (UK) LIMITED

We hereby consent to (i) the use of the name RISC (UK) Limited (“RISC”), (ii) references to RISC as a third-party evaluation firm (iii) the use of information from our report which contain our evaluation of the exploration opportunities in Block B, onshore Benin west Africa, in the Registration Statement on Form S-1 dated March 28, 2022, as amended of Elephant Oil Corp. (the “Registration Statement”) and the related prospectus that is a part thereof.

RISC (UK) Limited

October 12th, 2022	By	/s/ Martin Wilkes
	Name:	Martin Wilkes
	Title:	Managing Director